Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

RIVERSOURCE LIFE INSURANCE COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Carry Forward Securities

Carry Forward Securities	Other	Fixed Account Interests offered under Group Variable Annuity Contracts	415(a)(6)	N/A(1)	N/A	$3,110,117(2)	N/A	N/A	Form S-3	333-263022	5/1/2022	$89,375

	Total Offering Amounts					$ 3,110,117		$0

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$0

(1)	The filing fee related to the securities being carried forward was calculated in reliance on Rule 457(o).
(2)

Approximately $3,110,117 of the interests previously registered on the Registration Statement on Form S-3 (File No. 333-263022) filed on April 25, 2022 (the “Prior Registration Statement”) remain unsold and are hereby carried forward to this Registration Statement on Form S-3 in reliance on Rule 415(a)(6) under the Securities Act of 1933. Pursuant to Rule 415(a)(6), the offering of interests under the Prior Registration Statement will be deemed terminated as of the effective date of this Registration Statement.